Exhibit 10.6

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”) is entered into as of the 21st day of December, 2023 (the “Effective Date”) by and between ATRION CORPORATION, a Delaware corporation (the “Company”), and CINDY FERGUSON (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is currently employed as the Vice President and Chief Financial Officer, Secretary, and Treasurer of the Company; and

WHEREAS, the Company wishes to provide certain assurances to the Executive in the event a Change in Controls (as defined below) should occur.

NOW, THEREFORE, in consideration of the foregoing, the mutual provisions contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1.             Definitions. For purposes of the Agreement:

(a)           “Cause” shall mean (i) an act of dishonesty by the Executive resulting in gain or personal enrichment of the Executive, or (ii) failure by the Executive to substantially perform her duties with the Company (other than any such failure resulting from the Executive’s incapacity due to mental or physical illness).

(b)           “Change in Control” shall mean any one or more of the following events:

(i)              Any person (as the term “person” is used in Section 13(d) (3) or Section 14(d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, or any trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company or any of its subsidiaries) becomes the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities of the Company representing 25% or more of the combined voting power of the then-outstanding voting securities of the Company;

(ii)              The Company is merged, consolidated, or reorganized into or with another corporation or other person and as a result of such merger, consolidation or reorganization less than 50% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of voting securities of the Company immediately prior to such transaction;

(iii)             The stockholders of the Company approve a plan of complete liquidation of the Company or the Company sells all or substantially all of its assets to any other corporation or other person and as a result of such sale less than 50% of the combined voting power of the then-outstanding voting securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of voting securities of the Company immediately prior to such sale;

(iv)             During any period of two consecutive years, individuals who, at the beginning of any such period, constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election or the nomination for election by the Company's stockholders of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period; or

(v)              Dissolution of the Company under Delaware law.

(c)            “Good Reason” shall mean any one or more of the following:

(i)              A reduction by the Company in the Executive’s annual base salary during the Post Event Period from the annual base salary in effect for Executive immediately preceding the Post Event Period;

(ii)              The relocation of the Executive’s principal office to a location outside of the Dallas, Texas metropolitan area unless such relocation is effected as a result of a request for such relocation by the Executive or a request for such relocation that is made by the Company and agreed to by the Executive;

(iii)            The failure by any successor as contemplated in Paragraph 6 hereof to assume this Agreement and agree to perform the Company’s obligations hereunder; or

(iv)            Termination of this Agreement except as permitted in Paragraph 3 below.

(d)            Post Event Period” shall mean the period commencing on the date of the occurrence of the first event which constitutes a Change in Control and ending upon the earliest to occur of the following:

(i)               The Executive’s death;

(ii)              The Executive’s attainment of age 65; or

(iii)             The expiration of two (2) years after the occurrence of a Change in Control.

2.             Termination Payment. In the event the Executive’s employment by the Company is terminated in contemplation of a Change in Control or during a Post Event Period, unless such termination is (i) by the Company for Cause or (ii) by the Executive other than for Good Reason, the Company shall pay to the Executive in a lump sum within ten (10) business days of the effective date of the date of termination of the Executive’s employment with the Company (the “Termination Date”), in lieu of any further payments of salary to the Executive for periods subsequent to the Termination Date, an amount which is equal to the annual base salary paid by the Company to the Executive in the twelve (12) month period preceding the Termination Date. In addition, (i) all stock options and/or equity granted to the Executive shall fully vest and become exercisable on the Termination Date; (ii) any amounts or benefits due to the Executive pursuant to the Company’s Nonqualified Deferred Compensation Plan (the “NQDC Plan”) shall be paid to the Executive in accordance with the terms of the NQDC Plan; and (iii) the Company shall direct that payment be made to the Executive of amounts due to her pursuant to, and in accordance with the terms of, the Company’s Section 401(k) Savings Plan.

3.              Term of Agreement.

(a)           The term of this Agreement shall commence on the Effective Date and shall terminate on the second anniversary of the Effective Date; provided, however, that commencing on the day after the Effective Date and continuing on each day thereafter (each such day being hereinafter referred to as a “Renewal Date”), the term of this Agreement shall be automatically extended so as to terminate on the second anniversary of such Renewal Date unless the Company shall give written notice to the Executive that the term of this Agreement shall not be so extended as of a specified Renewal Date, in which event this Agreement shall automatically terminate on the second anniversary of such specified Renewal Date; provided, however, this Agreement shall continue in effect (i) until the date two (2) years beyond the initial or any extended Termination Date in the event of a Change in Control prior to such Termination Date, and (ii) thereafter until the date that all obligations of the Company hereunder have been paid in full.

(b)            Notwithstanding subsection (a) hereof, the Company may terminate this Agreement and the Executive’s employment by the Company at any time for Cause without incurring the obligation to make the payments set forth in Paragraph 2.

4.              Withholding. The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state, or local withholding or other taxes or charges which it is from time to time required to withhold; provided, that the amount so withheld shall not exceed the minimum amount required to be withheld by law in light of the circumstances. The Company shall be entitled to rely on an opinion of tax counsel if any question as to the amount or requirement of any such withholding shall arise.

5.              Notices. All notices provided for by this Agreement shall be in writing and shall be (a) personally delivered to the party thereunto entitled or (b) deposited in the United States mail, postage prepaid, addressed to the party to be notified at the address listed below (or at such other address as may have been designated by written notice), certified or registered mail, return receipt requested. The notice shall be deemed to be received (a) if by personal delivery, on the date of its actual receipt by the party entitled thereto or (b) if by mail, two (2) days following the date of deposit in the United States mail.

To the Company:	Atrion Corporation
One Allentown Parkway
Allen, Texas 75002
Attention: Chief Executive Officer

To Executive:	Cindy Ferguson
To the most recent address
on file with the Company.

6.              Parties Bound. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the Company, Executive, and their respective heirs, personal representatives, successors, and assigns; provided, however, that Executive may not assign any rights or obligations hereunder without the express written consent of Company. This Agreement shall also bind and inure to the benefit of any successor of the Company by merger or consolidation, or any assignee of all or substantially all of the Company’s properties.

7.              Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never constituted a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

8.              No Mitigation; No Set-Off.

(a)            In the event of any termination of employment hereunder, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain.

(b)            Any amounts or benefits payable to the Executive under this Agreement are in addition to, and are not in lieu of, amounts payable to the Executive under any other salary continuation or cash severance arrangement of the Company or any other type of agreement entered into between the parties, and to the extent paid or provided under any other such arrangement or agreement shall not be offset from the amounts or benefits due hereunder, except to the extent expressly provided in such other arrangement or agreement.

9.             Attorneys’ Fees And Costs. In the event that it becomes necessary for the Executive to seek legal counsel with regard to a dispute, claim, or issue under this Agreement or the Executive deems it necessary to initiate arbitration in order to enforce her rights hereunder, then the Company shall bear and, upon notification to the Company by the Executive, immediately advance to the Executive all expenses of such dispute, claim, issue, or arbitration, including the reasonable fees and expenses of the counsel of the Executive incurred in connection with such dispute, claim, issue, or arbitration, unless an arbitrator determines that the Executive’s position was frivolous or otherwise taken in bad faith, in which case an arbitrator may determine that the Executive shall bear her own legal fees. Notwithstanding any existing or prior attorney-client relationship between the Company and the counsel selected by the Executive, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel.

10.            Arbitration. All disputes and controversies arising under or in connection with this Agreement, shall be settled by arbitration conducted before one (1) arbitrator sitting in Dallas, Texas, or such other location agreed to by the parties hereto, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The determination of the arbitrator shall be final and binding on the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Executive, shall be borne by the Company unless the arbitrator determines that the Executive’s position was frivolous or otherwise taken in bad faith, in which case the arbitrator may determine that the Executive shall bear her own legal fees.

11.           Paragraph Headings. The headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

12.            Multiple Counterparts. This Agreement may be executed in counterparts, each of which for all purposes is to be deemed an original, and both of which constitute, collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

13.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict-of-law rules.

14.            Section 409A. The intent of the parties is that this Agreement will be in full compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and in the event that any provision of this Agreement, or any payment of compensation or benefits paid pursuant to this Agreement, is determined to be inconsistent with the requirements of Section 409A of the Code, the Company shall reform this Agreement to the extent necessary to comply therewith and to avoid the imposition of any penalties or taxes pursuant to Section 409A of the Code, provided that any such reformation shall to the maximum extent possible retain the originally intended economic and tax benefits to the Executive and the original purpose of this Agreement without violating Section 409A of the Code or creating any unintended or adverse consequences to the Executive. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A of the Code and the regulations thereunder at the relevant time, then, solely to the extent required to comply with applicable provisions Section 409A of the Code with respect to any amounts or benefits not exempt under Section 409A of the Code, payments provided for herein on account of the termination of the Executive’s employment shall not commence until the date that is first day of the seventh month following the Executive’s “separation from service” as determined in accordance with Section 409A of the Code.

15.            Entire Agreement. This Agreement contains the entire agreement of the parties hereto and supersedes all prior agreements, and understandings, oral or written, if any, between the parties hereto, with respect to the subject matter hereof. No modification or amendment of any of the terms, conditions, or provisions herein may be made otherwise than by written agreement signed by the parties hereto.

(Signature page follows.)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

ATRION CORPORATION

By:	/s/ David A. Battat
Name: David A. Battat
Title: President and Chief Executive Officer

/s/ Cindy Ferguson
CINDY FERGUSON